SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.  )


                       AMERICAN COMMUNITY NEWSPAPERS, INC.
       ------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02520T 10 3
       ------------------------------------------------------------------
                                 (CUSIP Number)

                                 DECEMBER 28, 2007
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ]    Rule 13d-1(b)
      [ X ]    Rule 13d-1(c)
      [   ]    Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.          02520T 10 3
          --------------------------
--------------------------------------------------------------------------------

1. Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Spire Capital Partners, L.P.
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group. (See Instructions)

     (a)  [   ]

     (b)  [   ]
--------------------------------------------------------------------------------

3. SEC Use Only.

--------------------------------------------------------------------------------

4. Citizenship or Place of Organization.

     Delaware
--------------------------------------------------------------------------------

Number of         5. Sole Voting Power.                                825,633
Shares Bene-      --------------------------------------------------------------

ficially Owned    6.  Shared Voting Power.                                 N/A

by Each           --------------------------------------------------------------

Reporting         7.  Sole Dispositive Power.                          825,633

Person With:      --------------------------------------------------------------

                  8. Shared Dispositive Power.                             N/A

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.     825,633


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares. (See Instructions) [ ]


11. Percent of Class Represented by Amount in Row. (9)                   5.65


12.  Type of Reporting Person. (See Instructions)                          PN

Item 1.

         (a) Name of Issuer.

               American Community Newspapers Inc.


         (b) Address of Issuer's Principal Executive Offices.

               14875 Landmark Blvd.
               Suite 110
               Addison, TX  75254

Item 2.

         (a) Name of Person Filing.

               Spire Capital Partners, L.P.


         (b) Address of Principal Business Office or, if none, Residence.

               c/o Spire Capital Management Inc.
               30 Rockefeller Plaza
               Suite 4200
               New York, NY  10112


         (c)  Citizenship.

               Delaware


         (d) Title of Class of Securities.

               Common stock


         (e) CUSIP Number.

               02520T 10 3


Item 3.  Not applicable.


Item 4.  Ownership.

         Sole Voting Power                         825,633
         Shared Voting Power                         N/A
         Sole Dispositive Power                    825,633
         Shared Dispositive Power                    N/A
         Aggregate Amount Beneficially Owned
            by Reporting Person                    825,633
         Percent of Class Represented                5.65


Item 5.  Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


         Not applicable.


Item 8.  Identification and Classification of Members of the Group.


         Not applicable.


Item 9.  Notice of Dissolution of Group.


         Not applicable.


Item 10. Certification.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 6, 2008                    SPIRE CAPITAL PARTNERS, L.P.
                                        By its General Partner, SPIRE CAPITAL
                                        PARTNERS LLC


                                        By  /s/ Bruce Hernandez
                                           ----------------------------------
                                              Bruce Hernandez
                                              Managing Member